EX-99                                                TEXT OF PRESS RELEASE

5G Wireless Names NASDAQ Veteran Phil Pearce as Independent Director to Board

MARINA DEL REY, Calif.--(BUSINESS WIRE)----5G Wireless
Communications, Inc. (OTCBB:FGWC) announced today that Phil E. Pearce has been appointed an independent director to its Board.

Mr. Pearce has been an independent business consultant with Phil E. Pearce & Associates and Chairman of Financial Express Corporation since 1990. Prior to this, Mr. Pearce was Senior Vice President and a director of E.F. Hutton, and was Chairman of the Board of Governors of the National Association of Securities Dealers, where he was closely involved in the formation of the NASDAQ Stock Market. He had also been a Governor of the New York Stock Exchange and a member of the Advisory Council to the United States Securities and Exchange Commission on the Institutional Study of the Stock Markets.

He is a graduate of the University of South Carolina and the Wharton School of Investment Banking at the University of Pennsylvania.

"Phil will be an invaluable addition to us as we elevate our presence in the public eye," stated Jerry Dix, 5G Wireless CEO. "We will look to Phil for guidance in addressing governance and compliance issues. His credentials are impeccable, and his participation on the board will help us to conform to all pertinent SEC rules, including the Sarbanes-Oxley Act."

About 5G Wireless Communications, Inc.

5G Wireless Communications, Inc. (www.5gwireless.com), located in Marina del Rey, Calif., develops and sells wireless broadband solutions. 5G Wireless customers receive dependable, high-speed Internet access at lower acquisition and implementation costs than most major competitors. 5G Wireless' products are distinguished by their exceptional data rate/range, number of concurrent users, line-of-sight capabilities and a unique security protocol. These features are particularly significant through 5G Wireless' use of IEEE 802.11b enhancements for "last mile" roaming and point-to-multi-point networks.

For additional information, please visit www.5gwireless.com. Or call
800-916-1611.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise which could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited, to those set forth in the company's Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov/). The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

All product or service names mentioned herein are the trademarks of their respective owners.

5G Wireless Communications, Inc. Frank Simonelli, 310-448-8044 frank@5gwireless.com